FOR IMMEDIATE RELEASE

Penske Automotive Announces Pricing of Secondary Common Stock Offering

No New Shares will be Issued
No Dilution to Existing PAG Stockholders

BLOOMFIELD HILLS, MI, February 3, 2010 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced the pricing of a secondary offering of 5.0 million shares of PAG common stock at $14.50 per share. The selling stockholder is Penske Corporation (see information below). Penske Corporation also has granted the underwriters for the public offering a 30-day option to purchase 0.75 million additional shares to cover over-allotments, if any. The offering is expected to close on February 9, 2010.

Penske Automotive Group will not issue any new shares in the offering and will not receive any proceeds from the offering. Further, the offering will not be dilutive to PAG stockholders.

Roger Penske is not selling any of the PAG stock that he owns personally and, upon completion of the proposed offering, is expected to continue to own, directly and through Penske Corporation, 31.7 million (35%) of PAG’s outstanding common stock. Pursuant to a voting agreement between Penske Corporation and its second largest stockholder, Mitsui, Penske Corporation and Mr. Penske are expected to have majority voting control (52%) of PAG’s outstanding common stock upon completion of the offering. These share amounts assume the underwriters will exercise the over-allotment option in full.

BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers for this offering.

This offering will be made solely by means of a prospectus. Copies of the prospectus relating to the securities may be obtained free of charge, when available, by visiting the SEC website at www.sec.gov. Alternatively, copies may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department, or e-mail ; or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at 1-866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s expectation to close the offering on February 9th. Actual results may vary materially because of risks and uncertainties, including factors which are outside of our control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 17 states and Puerto Rico and 150 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC, is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports 77 smart retail centers in the United States. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

About Penske Corporation

Penske Corporation is a closely-held diversified transportation services company whose subsidiaries operate in a variety of segments, including retail automotive, truck leasing, transportation logistics, transportation component manufacturing and professional motorsports.

Inquiries should contact:

Bob O’Shaughnessy Executive Vice President — Finance Penske Automotive Group 248-648-2800 boshaughnessy@penskeautomotive.com	Anthony R. Pordon Senior Vice President Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # #